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Genta Updates Progress of its Phase 3 Trial of Genasense® in Patients with Advanced Melanoma

Clinical Study on Track to Complete Accrual in Fourth Quarter 2008

BERKELEY HEIGHTS, NJ – June 24, 2008 – Genta Incorporated (OTCBB: GNTA) announced the presentation of a progress update from an ongoing Phase 3 trial of Genasense® (oblimersen sodium) Injection, the Company’s lead oncology product, in patients with advanced melanoma. The data were presented at a satellite investigator’s meeting held in conjunction with the Adjuvant Melanoma Congress sponsored by the European Association of Dermato-Oncology (EADO) in Marseille, France on June 21, 2008.

AGENDA is a Phase 3, randomized, double-blind, placebo-controlled trial that is intended to support global registration of Genasense for patients with advanced melanoma. The study is designed to confirm certain safety and efficacy results from Genta’s prior randomized trial of Genasense combined with dacarbazine (DTIC) in patients identified by a biomarker who have not previously received chemotherapy. The co-primary endpoints of AGENDA are progression-free survival and overall survival. The trial is being led by the EADO in Europe and by the M.D. Anderson Cancer Center, Houston, TX in the U.S.

To date, more than one-third of the expected total number of patients have now been randomized onto the AGENDA trial. A total of 83 sites in 12 countries have been opened in Europe, the U.S., Canada, and Australia. Clinical characteristics of the first 70 patients accrued to AGENDA (not identified by treatment group) were shown to be similar to the biomarker-defined population accrued in the previous Phase 3 trial of Genasense, known as GM301. The incidence of serious adverse events in AGENDA has been somewhat lower, which probably reflects the routine use of prescribed supportive care for all patients, as well as the double-blind design of AGENDA compared with the open-label design of GM301. Target accrual of 300 patients is expected to complete in the fourth quarter of 2008, with initial data expected shortly thereafter.

About AGENDA

AGENDA is a global Phase 3, randomized, double-blind trial in patients with advanced melanoma. The study is designed to confirm certain safety and efficacy results from an antecedent randomized trial of Genasense combined with dacarbazine (DTIC) in patients who have not previously received chemotherapy (GM301). AGENDA employs a biomarker to define those patients who derived maximum clinical benefit during the preceding study. These patients are characterized by low-normal levels of LDH (lactate dehydrogenase), a tumor-derived enzyme that is readily detected in blood. Analysis of those efficacy outcomes in GM301, which were observed in 274 patients, showed the following results:

Endpoint	Genasense/DTIC	DTIC	Hazard Ratio	P
Overall response	20.8%	7.2%		0.002
Durable response	10.7%	2.4%		0.007
Progression-free survival, median	3.6 mos.	1.6 mos.	0.58	< 0.0001
Overall survival, median	12.3 mos.	9.9 mos.	0.64	0.0009

A scientific article that describes efficacy and safety results from GM301 can be accessed at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1

About the EADO

The EADO is an independent non-profit organization dedicated to the promotion, coordination, and improvement of clinical and laboratory research activities in the field of skin cancer. The organization has an European and international membership of dermatologists, oncologists and clinical as well as basic research scientists interested in the field of dermato-oncology. EADO provides leadership by formulating and disseminating quality standards and guide-lines for diagnosis and treatment of skin cancer, and it provides direction, coordination and organizations of clinical, therapeutic, and experimental trials.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

SAFE HARBOR

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•

the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing or in securing shareholder approval to increase the number of shares authorized for issuance under the Company’s certificate of incorporation, as required by the transactional documents in our recent financing;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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